    As filed with the Securities and Exchange Commission on November 9, 2001
                                                       Registration No. 333-


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                               Oracle Corporation
             (Exact name of Registrant as specified in its charter)

        Delaware                                         94-2871189
(State of incorporation)                    (I.R.S. Employer Identification No.)

                               500 Oracle Parkway
                         Redwood City, California 94065
           (Address of Principal Executive Offices Including Zip Code)

                             -----------------------

                        Oracle Corporation 401(k) Savings
                               and Investment Plan
                            (Full title of the plan)

                             -----------------------

                                Daniel Cooperman
               Senior Vice President, General Counsel & Secretary
                               Oracle Corporation
                               500 Oracle Parkway
                         Redwood City, California 94065
                     (Name and address of agent for service)

                             -----------------------

                                 (650) 506-7000
          (Telephone number, including area code, of agent for service)

--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                                                        Proposed
                                                                       Proposed          Maximum
                                                                        Maximum         Aggregate        Amount of
                                                   Amount to be     Offering Price       Offering       Registration
     Title of Securities to be Registered         Registered(1)      Per Share(2)        Price(2)           Fee
----------------------------------------------- ------------------- ---------------- ----------------- -------------
   Common Stock, $0.01 par value (3)                20,000,000          $ 14.23       $ 284,600,000       $71,150

   Beneficial Interests in Oracle Corporation           --                 --               --               --
   401(k) Savings and Investment Plan (4)

----------------------

(1) This Registration Statement also covers any additional shares of Common Stock that may be offered or issued under the 401(k) Savings and Investment Plan as a result of any stock dividends, stock splits, recapitalizations or any other similar transactions.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and based upon an average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on November 2, 2001.

(3) The securities include certain rights associated with the Common Stock issued pursuant to the Amended and Restated Preferred Shares Rights Agreement, dated March 31, 1998, as amended March 22, 1999.

(4) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Savings and Investment Plan. Includes related interests in the trust created pursuant to the 401(k) Savings and Investment Plan. The required information regarding beneficial interests is subsumed in the information above regarding Common Stock.

GENERAL INSTRUCTION E INFORMATION

     This Registration Statement is being filed to increase the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective.

     Registrant's Form S-8 registration statements filed with the Securities and Exchange Commission (the "Commission") on June 5, 1991 (File No. 33-33564) and September 11, 1998 (File No. 333-63315) are hereby incorporated by reference.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Commission are hereby incorporated by reference:

     (a) The Registrant's latest annual report on Form 10-K (the "Annual Report") for the fiscal year ended May 31, 2001, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed, and the latest annual report on Form 11-K (the "Form 11-K") for the fiscal year ended December 31, 2000, filed pursuant to Section 15(d) of the Exchange Act by the Oracle Corporation 401(k) Savings and Investment Plan (the "Plan"), which contains audited financial statements for the Plan's latest fiscal year for which such statements have been filed.

     (b) All other reports filed by the Registrant or the Plan pursuant to
Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report or the Form 11-K, as applicable, referred to in (a) above.

     (c) The descriptions of the Registrant's Common Stock and of certain rights associated with such Common Stock (the "Rights") contained in the Registrant's registration statements filed with the Commission under Section 12 of the Exchange Act on April 2, 1986 (with respect to the Common Stock) and on December 10, 1990, January 24, 1994, March 31, 1998 and March 22, 1999 (with respect to the Rights), including any amendments or reports filed for the purpose of updating such descriptions.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director's fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. The directors' liability will be further limited to the extent permitted by any future amendments to the Delaware General Corporation Law authorizing the further limitation or elimination of the liability of directors. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors, officers and employees, and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant is required to advance expenses, as incurred, to such directors, officers and employees in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of the law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers and employees; (iv) the Registrant is required to maintain director and officer liability insurance to the extent it determines that such insurance is reasonably available; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

     The Registrant has entered into indemnification agreements with its directors and officers containing provisions which provide for the indemnification of such director or officer, as applicable, to the fullest extent permitted by Delaware law.

     The indemnification provisions in the Bylaws, and any indemnification agreements entered into between the Registrant and its directors or officers, may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act of 1933, as amended.

ITEM 8. EXHIBITS.

     Exhibit
     Number        Exhibit
     -------       -------
     4.1(1)        Amended and Restated Preferred Shares Rights Agreement,
                   dated March 31, 1998, between Registrant and BancBoston,
                   N.A.
     4.2(2)        Amendment Number One to Amended and Restated Preferred
                   Shares Rights Agreement, dated March 22, 1999, between
                   Registrant and BancBoston, N.A.
     5.1           Opinion of Brobeck, Phleger & Harrison LLP.
     23.1          Consent of Arthur Andersen LLP.
     23.2          Consent of Brobeck, Phleger & Harrison LLP (included in
                   Exhibit 5.1).
     24.1          Power of Attorney (see p. II-4).
     -----------------
     (1)  Incorporated by reference to the Form 8-A/A filed on March 31, 1998.

     (2)  Incorporated by reference to the Form 8-A/A filed on March 22, 1999.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Oracle Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on November 8, 2001.

                         Oracle Corporation

                         By:       /s/ Jeffrey O. Henley
                                   ---------------------------------------------
                                   Jeffrey O. Henley
                                   Executive Vice President and Chief Financial
                                   Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Jeffrey
O. Henley and Daniel Cooperman, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                     Title                                Date
               ---------                                     -----                                ----
Principal Executive Officer:

/s/ Lawrence J. Ellison                   Chief Executive Officer and                       November 8, 2001
------------------------------------        Chairman of the Board
Lawrence J. Ellison

Principal Financial Officer:

/s/ Jeffrey O. Henley                     Executive Vice President,                         November 8, 2001
------------------------------------        Chief Financial Officer and Director
Jeffrey O. Henley

Principal Accounting Officer:

/s/ Jennifer Minton                       Senior Vice President, Finance & Operations       November 8, 2001
------------------------------------
Jennifer Minton


Directors:

/s/ Jeffrey Berg                          Director                                          November 1, 2001
------------------------------------
Jeffrey Berg

/s/ Michael J. Boskin                     Director                                          November 8, 2001
------------------------------------
Michael J. Boskin

/s/ Safra A. Catz                         Executive Vice President and Director             November 8, 2001
------------------------------------
Safra A. Catz

/s/ Hector Garcia-Molina                  Director                                          November 8, 2001
------------------------------------
Hector Garcia-Molina

/s/ Joseph A. Grundfest                   Director                                          November 8, 2001
------------------------------------
Joseph A. Grundfest

/s/ Jack F. Kemp                          Director                                          November 8, 2001
------------------------------------
Jack F. Kemp

/s/ Donald L. Lucas                       Director                                          November 8, 2001
------------------------------------
Donald L. Lucas


     Oracle Corporation 401(k) Savings and Investment Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on November 8, 2001.

                                 Oracle Corporation 401(k) Savings and
                                 Investment Plan

                                 By:      /s/ Peter W. Shott
                                      ------------------------------------------
                                          Peter W. Shott
                                 Senior Director of Benefits, Oracle Corporation